Exhibit 99.1

FOR IMMEDIATE RELEASE
February 1, 2013

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

NICK A. COOLEY, BOARD MEMBER, RETIRES

Nick A. Cooley, a member of the Board of Directors of Community Trust Bancorp, Inc. (NASDAQ-CTBI), retired effective January 29, 2013, after having served as a member of the Board since 1980.  Mr. Cooley provided exemplary service to CTBI having participated in the growth of CTBI from a $238 million community bank to a bank holding company with total assets of $3.6 billion operating in Kentucky, West Virginia, and Tennessee.  Nick has been a strong advocate for CTBI and has been tireless in his support as CTBI expanded into new markets.

“We greatly appreciate Nick’s dedication to Community Trust and will miss his service to CTBI,” said Jean Hale, Chairman.  “We wish Nick continued good health and happiness in his retirement,” said Hale.

Community Trust Bancorp, Inc., with assets of $3.6 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.